Exhibit 99.1

Immunovant Announces Redemption of Warrants and Achievement of First Earnout Milestone under

Share Exchange Agreement

NEW YORK, May 14, 2020 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today announced that holders of its 11.5 million outstanding warrants will have until 5:00 p.m., New York City time, on June 15, 2020 to exercise their warrants. The 11.5 million warrants are exercisable for an aggregate of 5.75 million shares of Immunovant’s common stock at a price of $11.50 per share, representing a total of $66.125 million in potential proceeds to Immunovant. Pursuant to the warrant agreement, Immunovant is entitled to redeem all of the outstanding warrants if the last sale price of its common stock is at least $16.50 per share on each of 20 trading days within any 30 trading-day period. This share price performance target was achieved on May 11, 2020. Any warrants that remain unexercised immediately after 5:00 p.m., New York City time, on June 15, 2020 will be void and no longer exercisable, and the holders of those warrants will be entitled to receive $0.01 per warrant.

Warrants must be exercised for a whole number of shares at a price of $11.50 per share and, as a result, warrants must be exercised in multiples of two. As a result of the redemption of the outstanding warrants, Immunovant’s warrants and units will each cease to be listed on the Nasdaq Capital Market, effective at the close of trading on June 15, 2020. Holders of warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their warrants since the process to exercise is voluntary.

At 5:00 p.m., New York City time, on June 15, 2020, Immunovant’s outstanding units will be mandatorily separated into their component parts – one share of common stock and one warrant to purchase one-half of one share of common stock – and the warrants and units will cease trading. As a result, at 5:00 p.m., New York City time, on June 15, 2020, each unit holder’s account, in lieu of units, will reflect ownership of the number of shares of common stock underlying such holder’s units. The shares of common stock underlying the warrants have been registered by Immunovant under the Securities Act of 1933, as amended, and are covered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-235975).

Questions concerning redemption and exercise of the warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000. For a copy of the notice of redemption sent to the holders of the warrants and a prospectus relating to the shares of common stock issuable upon exercise of the warrants, please send an email request to info@immunovant.com

In addition to the warrant redemption, Immunovant announced today that it has satisfied the criteria to issue 10 million shares of common stock to the former shareholders of Immunovant Sciences Ltd. (the “Sellers”), the first earnout milestone under the Share Exchange Agreement, dated September 29, 2019, by and among Health Sciences Acquisitions Corporation (“HSAC”), Immunovant Sciences Ltd., the Sellers and Roivant Sciences Ltd., as representative of the Sellers.

The Sellers were entitled to receive an additional 10 million shares of common stock after the closing of the business combination with HSAC in December 2019 if the volume-weighted average price of the common stock was at least $17.50 per share for each of 20 trading days within any 30 trading-day period prior to March 31, 2023. This condition was met as of May 12, 2020.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Immunovant, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Immunovant makes regarding the potential proceeds from the exercise of warrants and Immunovant’s progress towards its vision of enabling normal lives for patients with autoimmune diseases are forward-looking statements. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates; Immunovant’s scientific approach and general development progress; the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance; and the potential impact of the recent COVID-19 pandemic on Immunovant’s clinical development plans and timelines. These statements are also subject to a number of material risks and uncertainties that are described under the section titled “Risk Factors” in Immunovant’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2020, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

John Strumbos, PhD, MBA

Vice President, Finance

Immunovant, Inc.

info@immunovant.com